Exhibit 99.1
Immediate Release
Contact:
Patrick Pedonti
Chief Financial Officer
Tel: +1-860-298-4738
E-mail: InvestorRelations@sscinc.com
SS&C Appoints David Varsano to its Board of Directors
New Director Brings 27 Years in Senior Management and Technology Roles
WINDSOR, CT — March 7, 2011 — SS&C Technologies Holdings, Inc. (NASDAQ: SSNC), a global provider of investment and financial software-enabled services and software, today announced that seasoned technology executive David Varsano has joined the company’s Board of Directors.
“I am impressed with SS&C’s capabilities and expertise in installing cloud-based software products (as Software-as-a-Service) and full services (as business process outsourcing),” said David Varsano. “SS&C is uniquely situated to capitalize on the rapidly emerging services trends and software needs in the financial services industry and I look forward to helping as it accelerates to meet the opportunity.”
David Varsano is the Chief Executive Officer for Pacific Packaging Products, a company specializing in industrial packaging and related solutions headquartered in Wilmington, Massachusetts with multiple locations in the United States, Puerto Rico and the Dominican Republic. Prior to joining Pacific, Mr. Varsano spent 15 years in the software industry, most recently where he served as the Chief Technology Officer for SS&C Technologies in Windsor, Connecticut. In addition, Mr. Varsano was Vice President of Dun & Bradstreet Software, where he directed the development of the company’s “SmartStream” platform architecture in Boston and Atlanta, as well as the product internationalization lab in Brussels, Belgium. Prior to that, Mr. Varsano was a Consulting Manager for the Oracle Corporation’s Professional Services organization.

“We are fortunate to have so skilled a technology and entrepreneurial leader as David Varsano on our Board” said Bill Stone, Chairman and Chief Executive Officer, SS&C Technologies. “At a time when we are delivering the highest revenues in the Company’s history and moving at a more rapid pace, David’s expertise will be an asset for SS&C.”
Mr. Varsano also serves as Chairman of the Board of Pacific Packaging Products, and is on the Board of Directors of Packaging Distributors of America, Aviv Centers for Living and Marblehead Youth Hockey. He is a graduate of the Boston University School of Management, where he majored in Management Information Systems and marketing.
About SS&C Technologies
SS&C is a global provider of investment and financial software-enabled services and software focused exclusively on the global financial services industry. Founded in 1986, SS&C has its headquarters in Windsor, Connecticut and offices around the world. 5,000 financial services organizations, from the world’s largest to local financial services organizations, manage and account for their investments using SS&C’s products and services. These clients in the aggregate manage over $16 trillion in assets.
Additional information about SS&C is available at www.ssctech.com.
Follow SS&C on Twitter at @ssctechnologies.